                                                                  EXHIBIT 11
                        COMPUTER SCIENCES CORPORATION

                      CALCULATION OF EARNINGS PER SHARE
                   (In thousands except per-share amounts)
                                  First Quarter Ended
                                 ----------------------
                                  June 27,    June 28,
                                    1997        1996
                                 ----------  ----------
Net income                         $52,588     $45,277
                                 ==========  ==========
Shares:
 Weighted average shares
   outstanding                      76,792      75,273
 Common stock
   equivalents                       1,728       2,404
                                 ----------  ----------
 Total for primary and
   fully diluted                    78,520      77,677
                                 ==========  ==========
Earnings Per Share:

   Primary and fully
      diluted*                     $  0.67     $  0.58
                                 ==========  ==========

[FN]

* The fully diluted calculation is submitted in accordance with Regulation S-K item 601 (b) (11) although not required by footnote 2 to paragraph 14 of APB Opinion No. 15 because it results in dilution of less than 3%.